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E-Filed

Colorado Secretary of State
ID#: 20171200005
Document #: 20241945218
Filed on: 09/06/2024 10:17:06 AM
Paid: $25.00

ABOVE SPACE FOR OFFICE USE ONLY

Amended and Restated Articles of Incorporation

filed pursuant to §7-90-301, et seq. and §7-110-107 and §7-90-304.5 of the Colorado Revised Statutes (C.R.S.)

1. For the entity, its ID number and entity name are

   ID number: 20171200005
   (Colorado Secretary of State ID number)

   Entity name: Notes Live, Inc.

2. The new entity name (if applicable) is Venu Holding Corporation.

3. The amended and restated constituent filed document is attached.

4. If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

5. *(**Caution**: Leave blank if the document does not have a delayed effective date. Stating a delayed effective date has significant legal consequences. Read instructions before entering a date.)*

   (If the following statement applies, adopt the statement by entering a date and, if applicable, time using the required format.)

   The delayed effective date and, if applicable, time of this document is/are ______________.
   (mm/dd/yyyy hour:minute am/pm)

Notice:

Causing this document to be delivered to the Secretary of State for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that such document is such individual's act and deed, or that such individual in good faith believes such document is the act and deed of the person on whose behalf such individual is causing such document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S. and, if applicable, the constituent documents and the organic statutes, and that such individual in good faith believes the facts stated in such document are true and such document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the Secretary of State, whether or not such individual is identified in this document as one who has caused it to be delivered.

6. The true name and mailing address of the individual causing the document to be delivered for filing are

(Last)	(First)	(Middle)	(Suffix)
Atkinson	Heather		

1755 Telstar Dr Ste 501
(Street name and number or Post Office Box information)

(City)	(State)	(Postal/Zip Code)
Colorado Springs	CO	80920

(Province – if applicable)	(Country – if not US)
	United States

(If the following statement applies, adopt the statement by marking the box and include an attachment.)

☐ This document contains the true name and mailing address of one or more additional individuals causing the document to be delivered for filing.

Disclaimer:

This form/cover sheet, and any related instructions, are not intended to provide legal, business or tax advice, and are furnished without representation or warranty. While this form/cover sheet is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form/cover sheet. Questions should be addressed to the user's legal, business or tax advisor(s).

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
NOTES LIVE, INC.
a Colorado Corporation

Pursuant to § 7-110-107 and Part 3 of Article 90 of Title 7, Colorado Revised Statutes, Notes Live, Inc., a Colorado corporation (the "Corporation") hereby adopts the following Amended and Restated Articles of Incorporation and certifies that the board of directors of the Corporation duly approved the following Amended and Restated Articles of Incorporation and recommended them for approval by the shareholders of the Corporation and the shareholders of the Corporation duly approved said Amended and Restated Articles of Incorporation. These Amended and Restated Articles of Incorporation amend and restate the Articles of Incorporation of the Corporation to read in their entirety as follows:

ARTICLE I
NAME

The name of the Corporation is Venu Holding Corporation.

ARTICLE II
REGISTERED OFFICE AND AGENT

The registered office of the Corporation is 1755 Telstar Dr Ste 501, Colorado Springs, CO 80920, and the registered agent of the Corporation is Hospitality Income & Asset, LLC.

ARTICLE III
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Act.

ARTICLE IV
DURATION

The duration of the Corporation shall be perpetual.

ARTICLE V
AUTHORIZED CAPITAL

A. Authorized Stock. The total number of shares of capital stock which the Corporation has the authority to issue is 150,000,000 shares of all classes of stock, of which 144,000,000 shares with a par value of $0.001 per share are denominated "Common Stock"; 1,000,000 shares with a par value of $0.001 per share are denominated "Class B Non-Voting Common Stock"; and 5,000,000 shares with a par value of $0.001 per share, are denominated "Preferred Stock". Except for any difference in voting privileges, or any differing contractual rights or limitations assigned or afforded to a specific series of stock in connection with a merger, acquisition or strategic transaction, the shares of Common Stock and Class B Non-Voting Common Stock have the same preferences, limitations, and relative rights in all other respects. Each holder of Common Stock shall be entitled to one (1) vote per share of Common Stock held of record by such holder on all matters on which shareholders generally are entitled to vote. Except as required by law, holders of the Class B Non-Voting Common Stock shall have no voting power with respect to their shares of Class B

Non-Voting Common Stock and the shares of Class B Non-Voting Common Stock shall not be entitled to vote on any matter submitted to the shareholders.

Effective as of September 6, 2024 (the "Prior Voting Common Stock Conversion Date"), each share of outstanding Class A Voting Common Stock, Class C Voting Common Stock, and Class D Voting Common Stock (collectively, the "Prior Voting Common Stock") shall be immediately and automatically converted into one (1) share of Common Stock (the "Prior Voting Common Stock Conversion"). All shares of outstanding Prior Voting Common Stock shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate, except only the right of such holders to receive shares of Common Stock in exchange therefore. No fractional shares shall be issued to any holder upon the Prior Voting Common Stock Conversion. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation. Further, effective as of the Prior Voting Common Stock Conversion Date, each share of Prior Voting Common Stock held in the treasury of the Corporation immediately prior to the Prior Voting Common Stock Conversion Date shall be immediately and automatically converted into one (1) share of Common Stock.

The designations, preferences, limitations, restrictions, and relative rights of the Preferred Stock, and variations in the relative rights and preferences as between different series shall be established in accordance with the Colorado Business Corporation Act by the board of directors of the Corporation.

B. Denial of Preemptive Rights. No holder of any shares of the Corporation, whether now or hereafter authorized, shall have any preemptive or preferential right to acquire any shares or securities of the Corporation, including shares or securities held in the treasury of the Corporation.

ARTICLE VI
BOARD OF DIRECTORS

The business and affairs of the Corporation shall be managed by a board of directors. The board of directors may exercise all such powers and do all such acts and things as may be exercised or done by the Corporation or as appropriate to the management of the business and the conduct of the affairs of the Corporation, subject, nevertheless to the provisions of the laws of the State of Colorado, of these Articles of Incorporation, and of the bylaws of the Corporation. The number of directors constituting the board of directors shall be fixed, increased or decreased in the manner provided in the bylaws of the Corporation. There shall be no fewer than one member of the board of directors.

ARTICLE VII
INDEMNIFICATION OF OFFICERS, DIRECTORS AND OTHERS

The Corporation shall indemnify, to the fullest extent permitted by applicable law, any person, and the estate and personal representative of any such person, against all liability and expense (including attorneys' fees) incurred by reason of the fact that he is or was a director or officer of the Corporation or, while serving at the request of the Corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of, or in any similar managerial or fiduciary position of, another domestic or foreign corporation or other individual or entity or of an employee benefit plan. The Corporation also shall indemnify any person who is serving or has served the Corporation as director, officer, employee, fiduciary, or agent, and that person's estate and personal representative, to the extent and in the manner provided in any bylaw, resolution of the shareholders or directors, contract, or otherwise, so long as such provision is legally permissible.

ARTICLE VIII
LIMITATION ON LIABILITY OF DIRECTORS

To the fullest extent permitted by the Act, as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. The directors shall not be individually or personally liable for the debts, liabilities, or obligations of the Corporation.

ARTICLE IX
MEETINGS OF SHAREHOLDERS

Meetings of shareholders shall be held at such time and place as provided in the bylaws of the Corporation. At all meetings of the shareholders, one-third of all shares entitled to vote at the meeting shall constitute a quorum.

ARTICLE X
ACTION BY SHAREHOLDERS

Any action required or permitted to be taken at a meeting of the Shareholders may be taken without a meeting if a written consent (or counterparts thereof) that sets forth the action so taken is signed by the Shareholders having the minimum number of votes necessary to authorize or take such action at a meeting at which all of the shares entitled to vote thereon were present and voted.

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